Exhibit 10.11
RESIGNATION AND RELEASE AGREEMENT
     This Resignation and Release Agreement (the “Agreement”) is entered into by and between the Federal Home Loan Bank Des Moines (the “Bank”) and Ronald Greeson (“Mr. Greeson”) to set forth the terms and conditions of Mr. Greeson’s employment separation from the Bank, and his resignation from his employment and position as an officer of the Bank.
RECITALS
     A. Mr. Greeson has been employed by the Bank as its Senior Vice President and Chief Accounting Officer.
     B. Mr. Greeson has agreed to resigned his position and employment with the Bank effective July 15, 2006, and he wishes to accept the severance payments and other compensation described herein, and to release the Bank from any and all claims concerning his prior employment; and
     C. The Bank is willing to continue Mr. Greeson’s employment until July 15, 2006, and to pay Mr. Greeson the severance payments and other compensation described herein, subject to the terms and conditions contained in this Agreement.
AGREEMENT
     To secure Mr. Greeson’s employment through July 15, 2006, to provide Mr. Greeson with the severance and retention payments described herein, and to fully and finally resolve any and all issues Mr. Greeson may have regarding his employment with the Bank, including the separation of that employment, Mr. Greeson and the Bank agree as follows:
     1. Resignation. Upon signing this agreement, Mr. Greeson shall submit a written letter to the Bank’s Acting President and Chief Executive Officer (prospectively dated July 15, 2006) resigning his employment with the Bank and his position as the Bank’s Senior Vice President and Chief Accounting Officer. Said resignation shall be effective at the close of business on July 15, 2006.
     2. Retention and Severance Payments. In consideration of the releases contained herein, and for other good and valuable consideration, it is agreed as follows:
         (a) Continue Employment and Retention Payment. Mr. Greeson agrees to continue working for the Bank through July 15, 2006, and, subject to the conditions contained in this Subsection, the Bank agrees to employ Mr. Greeson during that same time period (hereinafter referred to as the “Continued Employment Period”). During the Continued Employment Period, Mr. Greeson shall work full-time through June 15, 2006 and devote his full working time and attention to his assigned duties and responsibilities. For the remainder of the Continued Employment Period, Mr. Greeson shall work on a part time basis without any reduction in his compensation, but shall not engage in any outside activities that conflict or are otherwise inconsistent with his continued employment with the Bank. Subject to the other Sections of the Agreement, the Bank agrees to pay Mr. Greeson his existing salary during the Continued Employment Period, and to provide him with the benefit package he is currently receiving, including any vacation accrual as specified in Section 5 of the Agreement. The Bank’s obligation to continue Mr. Greeson’s employment during the Continued Employment Period shall, however, be contingent upon Mr. Greeson meeting each of the following employment obligations: (1) competently perform assigned duties, (2) make a constructive contribution to the Bank, (3) participate in assigned departmental and other Bank meetings, and (4) display a professional work attitude. If Mr. Greeson fails to meet any of the employment obligations contained in this Subsection, the Bank shall provide Mr. Greeson with written notice of the deficiency in his work performance and Mr. Greeson shall be obligated to promptly correct the deficiency. If Mr. Greeson does not promptly correct the deficiency in his work performance as required herein, and said deficiency is evidenced by a gross dereliction of duty, the Bank may, in its sole discretion, terminate Mr. Greeson’s employment without providing him with any additional notice or warning, provided the termination occurs within two weeks after notice is given. If Mr. Greeson’s employment is terminated pursuant to this Subsection, Mr. Greeson shall be entitled to (i) a single lump sum severance payment of Forty Eight Thousand Seven Hundred and Fifty Dollars ($48,750) payable upon termination of Mr. Greeson’s employment; (ii) continued coverage under the Bank’s group medical and dental plans on the same terms and conditions as other employees of the Bank for a period of three months from the date of termination of Mr. Greeson’s employment; and (iii) a portion of the retention bonus described in the following sentence prorated from March 1, 2006 through the date of termination of Mr. Greeson’s employment, which also shall be payable upon termination of Mr. Greeson’s employment. If Mr. Greeson’s employment continues through the Period of Continued Employment, and his employment is not terminated for one of the reasons stated in Subsection (a) above, the Bank shall pay Mr. Greeson a retention bonus of Eighty Six Thousand Dollars ($86,000). Said retention bonus, if earned, shall be paid to Mr. Greeson on July 15, 2006.
         (b) Severance Pay. If Mr. Greeson’s employment is not terminated during the Continued Employment Period pursuant to Subsection subparagraph (a) above, the Bank shall also pay Mr. Greeson total gross severance pay equal to Ninety Seven Thousand Five Hundred Dollars ($97,500). Such severance payments shall be made in the following manner: (a) a single lump sum payment of Forty Seven Thousand Five Hundred Dollars ($47,500) made payable on the eighth day after the Agreement is executed, or July 15, 2006, whichever date occurs later; and (b) five equal monthly payments of Ten Thousand Dollars ($10,000), with the first payment being made on August 15, 2006 and the next four payments being made on the fifteenth day of each subsequent month thereafter (the “Severance Period”). The Bank’s obligation to make any additional severance payments during the Severance Period shall, however, cease if Mr. Greeson materially breaches any of the terms of the Agreement, including, but not limited to, the obligations contained in Sections 7, 9, 10, 15, 16, or 17 below. Mr. Greeson agrees and stipulates that the severance payments described herein are being paid to him as a special allowance, and that he is not entitled to receive said payments under any contract between the Bank and him, or pursuant to any Bank policy or practice.
     3. Medical Insurance Coverage and Continuation. If Mr. Greeson’s employment is not terminated during the Continued Employment Period pursuant to Section 2 (a) above, the Bank will continue Mr. Greeson’s coverage under the Bank’s group medical and dental plans on the same terms and conditions as other employees of the Bank through January 31, 2007. The

Bank’s obligation to continue Mr. Greeson’s coverage pursuant to this Section shall, however, cease if Mr. Greeson obtains other employment after July 15, 2006 that provides his dependents or him with medical or dental insurance comparable to the coverage provided under the Bank’s group health and dental plans, and Mr. Greeson agrees to timely notify the Bank if he obtains comparable insurance coverage. If Mr. Greeson has not obtained other comparable group medical or dental insurance coverage, Mr. Greeson and his eligible dependants shall have the opportunity, after January 31, 2007, to continue group medical and dental insurance for an additional eighteen months through the Bank, at his or their own expense, to the extent and manner required by COBRA or any applicable state law. The Bank will provide Mr. Greeson with a separate notice summarizing his continuation coverage rights and obligations, as well as an election form.
     4. Outplacement Services. Mr. Greeson shall be provided with up to six months of career transition services at the Bank’s expense. Career Resources Group of West Des Moines, Iowa shall provide the career transitional services to Mr. Greeson, and the total cost of said services shall not exceed Seven Thousand Dollars ($7,000). Mr. Greeson may elect when he shall begin receiving the outplacement services described in this Section provided the services are commenced on or before August 1, 2006.
     5. Other Benefits. Mr. Greeson shall receive appropriate payments pursuant to the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan due or required as of July 15, 2006. In addition, Mr. Greeson shall be paid for the vacation hours he has accrued, but not used, through July 15, 2006. Said vacation accrual shall equal the prorated portion of the total vacation days Mr. Greeson was eligible to take during 2006, plus any vacation days he was permitted to carried over from 2005, less any vacation days Mr. Greeson took, or will take, from January 1, 2006 through July 15, 2006. As of March 31, 2006, Mr. Greeson’s accrued, but unused vacation, equaled 372 hours. The Bank approves Mr. Greeson’s vacation request from June 9 through June 16, 2006, and it is agreed and understood that Mr. Greeson shall be away from the Bank on vacation during those days.
     6. No Additional Compensation. Mr. Greeson and the Bank agree that, except as expressly set forth in the Agreement, Mr. Greeson shall not be entitled to receive any additional compensation, bonuses, incentive compensation, employee benefits, vacation pay, or other consideration from the Bank in connection with, or in any way related to his resignation from, or prior employment by, the Bank. More particularly, Mr. Greeson shall not be entitled to make contributions to the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan from the severance payments or retention bonus described in Section 2 of the Agreement. For purposes of clarity, Mr. Greeson agrees to forfeit any bonus payments that were, or may be, due him under the Bank’s Gainsharing Plan based on his, or the Bank’s, performance during 2005 or 2006, or any payments under the Bank’s Long-Term Incentive Plan.
     7. Return of Bank Property. Mr. Greeson represents and warrants that he will, upon the termination of his employment with the Bank, immediately return to the Bank all Bank property including, without limitation, any, keys, access cards, parking pass, credit cards, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Bank, its business, employees, and customers, and that he has not retained copies, in whatever form, of any such materials or documents. Notwithstanding anything to the contrary set forth herein, the Bank hereby acknowledges and agrees that Mr. Greeson may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records.
     8. Complete Release of Claims by Mr. Greeson. In consideration of the severance payments and retention bonus described in Section 2 of the Agreement, and other good and valuable consideration, which are given to Mr. Greeson specifically in exchange for the release as a result of negotiations between the Bank and him, Mr. Greeson, on behalf of himself, his spouse, and his and their heirs, successors and assigns, hereby releases and discharges the Federal Home Loan Bank of Des Moines, its employee benefit plans, its current or former directors, officers, employees, agents, insurers, attorneys, consultants, and auditors, and any and each of their successors and assigns and predecessors (“Released Parties”), from any and all claims, charges, causes of action and damages (including attorneys’ fees and costs actually incurred), known and unknown (“Claims”), including those Claims related in any way to Mr. Greeson’s employment with the Bank, or the termination of his employment relationship or position as an officer of the Bank, arising on or prior to the effective date of the Agreement. It is understood and agreed that the waivers in the Agreement are not intended to waive Mr. Greeson’s rights: (a) to indemnification from the Bank or its insurers pursuant to any applicable provision of the Bank’s bylaws or policies, or pursuant to applicable law; (b) under ERISA to receive his accrued vested benefits and the benefits specifically reserved for him in the Agreement; or (c) respecting the Bank’s obligations under the Agreement.
     For the purposes of implementing a full and complete release and discharge of the Bank and the other Released Parties, and each of them, Mr. Greeson expressly acknowledges that the Agreement is intended to include in its affect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs the Agreement, and that the Agreement is intended to fully and finally resolve any such Claim or Claims.
     The release contained in this Section 8 specifically includes, but is not limited to, rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except as otherwise stated herein), the employee protection provisions of the Federal Deposit Insurance Act (12 U.S.C. § 1831j), Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, Iowa’s Wage Payment Collection Act, as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for wrongful discharge, breach of contract, fraud, defamation, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in the Agreement), or any claim that the termination of Mr. Greeson’s employment violated a public policy or policies of Iowa or the United States. The release contained in this Section 8 does not include any claims Mr. Greeson has, or may have, pertaining to Mr. Greeson’s right or entitlement to vested benefits under the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit

Equalization Plan, or any workers compensation benefits to which he may be entitled under Iowa Code Chapter 85.
     9. Covenant Not to Sue. Mr. Greeson represents that he has not filed any Claim that was released in the Agreement against the Bank or its Released Parties with any court or government agency, and that he will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that the covenants contained in this Section will not prevent Mr. Greeson from filing a claim to enforce the terms of the Agreement. If any government agency brings any claim or conducts any investigation against the Bank, nothing in the Agreement forbids Mr. Greeson from cooperating in such proceedings, but by the Agreement, Mr. Greeson waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.
     10. Future Cooperation. Mr. Greeson further agrees that during the Severance Period he will make himself reasonably accessible to the Bank to answer questions and otherwise assist the Bank regarding the proper transition of the uncompleted projects and assignments contained on the list he compiles, and regarding any other issues and matters for which he was responsible as the Bank’s Senior Vice President and Chief Accounting Officer; provided, however, that the Bank shall not require Mr. Greeson to spend more than a total of 20 hours performing such work. Mr. Greeson further agrees to provide said assistance at no additional cost or expense to the Bank. During the Severance Period and thereafter, Mr. Greeson agrees to make himself reasonably available to the Bank in connection with any claims, disputes, investigations, regulatory examinations, or actions, lawsuits, or administrative proceedings relating to matters in which he was substantially involved during the period he was employed by the Bank, and to provide information, give depositions or testimony, and otherwise cooperate in the investigation, defense, or prosecution of such actions. Upon submission of appropriate documentation, the Bank will pay for any reasonable expenses Mr. Greeson incurs in connection with any such efforts, including lost salary, wages, fees, or vacation pay.
     11. Voluntary Agreement; Full Understanding; Advice of Counsel. Mr. Greeson understands and acknowledges the significance of the Agreement and acknowledges that the Agreement is voluntary and has not been given as a result of any coercion. Mr. Greeson also acknowledges that he has been given full opportunity to review and negotiate the Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has, in fact, carefully reviewed it with his attorney before signing it, and that he executes the Agreement only after full reflection and analysis.
     12. No Representations. Mr. Greeson acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by the Bank or by any of the Bank’ agents, representatives or attorneys to induce the execution of the Agreement.
     13. Review and Revocation Periods. Mr. Greeson has 21 days to consider the Agreement before signing it. Mr. Greeson may use as much or as little of the 21-day period as he wishes before signing. To accept the Agreement, Mr. Greeson must return the signed Agreement to Mr. L. Allyn Dixon Jr., General Counsel, on or before that day and time. Mr. Greeson understands and acknowledges that he has seven (7) days after signing the Agreement to revoke it. To revoke the Agreement, Mr. Greeson must deliver a written notice of revocation to Mr. Dixon at the Bank no later than 5:00 pm, Central Standard Time, on the seventh day after the Agreement is executed. If Mr. Greeson revokes the Agreement, he will not receive any of the benefits described in the Agreement.
     14. Nonadmission. The Agreement shall not be construed as an admission of wrongdoing or evidence of any noncompliance with, or violation of, any statute or law by the Bank or by Mr. Greeson.
     15. Confidential Information.
     (a) Acknowledgement of Receipt of Confidential Information. Mr. Greeson acknowledges that he has occupied a position of the highest trust and confidence with the Bank, and during Mr. Greeson’s employment with the Bank he has become familiar with the Bank’s trade secrets, business plans and strategies, and with other proprietary and confidential information concerning the Bank, its business, employees and members. Mr. Greeson also understands that he may have access to such information if he is called upon to provide services under Section 10 of the Agreement. Mr. Greeson agrees that (a) the agreements and covenants contained in this Section are essential to protect the Bank and the goodwill of its business; (b) the Bank would be irreparably damaged if Mr. Greeson were to disclose confidential information in violation of these provisions of the Agreement; and (c) the severance payments provided him under Section 2 the Agreement are given to him in part in exchange for his agreement to the restrictions set forth below. As used in the Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Bank or its customers, including but not limited to information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, exam findings, Board of Directors matters, or other proprietary information used by the Bank in connection with its business, provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Mr. Greeson. Mr. Greeson acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Bank.
     (b) Agreement to Maintain Confidentiality of Bank Information. Mr. Greeson shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Bank, furnish, make available or disclose to any third party (except in furtherance of the Bank’s business activities and for the sole benefit of the Bank) or use for the benefit of himself or any third party, any Confidential Information.
     (c) Non-Solicitation of Employees. Mr. Greeson understands and agrees that the relationship between the Bank and its employees constitutes a valuable asset of the Bank that may not be converted to Mr. Greeson’s use without causing irreparable damage to the Bank. Accordingly, and in further consideration of the severance payments described in Section 2 of this Agreement, Mr. Greeson agrees that for one year after his employment with the Bank ends, he will not directly, or indirectly, on his own behalf, or the behalf of any person, corporation, or other entity, solicit or entice any Bank employee to terminate his or her employment with the Bank to accept employment with any employer that also employs Mr. Greeson, or has offered

Mr. Greeson employment. The non-solicitation prohibitions contained in this subsection (c) shall not, however, apply to any communications initiated by Bank employees, and not by Mr. Greeson.
     (d) Remedies. Mr. Greeson acknowledges and agrees that the covenants set forth in this Section 15 are reasonable and necessary for the protection of the Bank’s business interests, that irreparable injury will result to the Bank if Mr. Greeson breaches any of his confidentiality obligations under the Agreement, and that in the event of Mr. Greeson’s actual or threatened breach of such confidentiality obligations, the Bank will have no adequate remedy at law. Mr. Greeson accordingly agrees that in the event of any actual or threatened breach by him of any of his confidentiality obligations under this Section, the Bank shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.
     16. Confidentiality of Agreement. Mr. Greeson agrees that he will keep the facts, terms, conditions, and contents of this Agreement completely confidential and he will not publicize or disclose the facts, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person. Mr. Greeson may, however, disclose the terms of this Agreement to his spouse, his attorney, or to his tax advisors and accountants as necessary; however, Mr. Greeson shall specifically advise that or those individuals of the confidential nature of the information being disclosed and, any subsequent disclosure by any of them shall be deemed a disclosure by Mr. Greeson. In addition, Mr. Greeson may disclose information described in this paragraph pursuant to a duly authorized subpoena provided Mr. Greeson provides the Bank with prior notice of the subpoena and with a meaningful opportunity to take, if the Bank chooses to do so, whatever actions necessary to quash said subpoena.
     17. Non-disparagement, Letter of Reference. Except for any Required Disclosures by the Bank (defined below), the parties shall not, directly or indirectly, publish or make any statements to third parties that are critical of, or in anyway disparage, the other party, which shall include the Bank’s current or former directors, officers, employees agents, attorneys, consultants, or auditors. For purposes of this Section, Required Disclosures shall mean any disclosures made by the Bank (1) to its senior management, Board of Directors, attorneys, accountants, or to any other employees, agents, and advisors who have a need to know such information; (2) to any applicable stock exchange, the Securities and Exchange Commission (the “SEC”), the Federal Housing Finance Board, or any other regulatory body or governmental authority; (3) to the extent appropriate under applicable law, rule or regulation, including filing a copy of this Agreement in any public SEC filing; or (4) pursuant to an order issued by a court or other tribunal or agency or authority of competent jurisdiction. Provided Mr. Greeson’s employment is not terminated during the Continued Employment Period pursuant to Section 1(a) of the Agreement, the Bank shall provide Mr. Greeson with a letter of reference in the form attached as Exhibit A to this Agreement.
     18. Applicable Law; Venue; Interprétation. The Agreement shall be interpreted in accordance with the laws of the State of Iowa, without regard to its conflict of laws. Any lawsuit between the parties arising out of the Agreement shall be brought in the Iowa District Court in and for Polk County, or in the United States District Court, Southern District of Iowa, Central Division, if appropriate federal jurisdiction exists. The language of the Agreement shall be construed as a whole according to its fair meaning.
     19. Tax Withholdings and Deductions. All payments described herein shall be subject to applicable federal, state, and local tax withholdings and deductions.
     20. Complete Agreement. The Agreement represents and contains the entire understanding between the parties in connection with the subject matter of the Agreement. The Agreement shall not be modified or varied except by a written instrument signed by Mr. Greeson and the Acting President and Chief Executive Officer of the Bank. It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into the Agreement.
     21. Invalidity. It is understood and agreed that if any provisions of the Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall nevertheless continue to be fully valid and enforceable.
     22. Execution. The Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.
PLEASE READ CAREFULLY. THE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

FEDERAL HOME LOAN BANK		Ronald Greeson
OF DES MOINES

By	/s/ Neil N. Fruechte	By	/s/ Ronald L. Greeson

	Neil Fruechte		Ronald Greeson
Acting President and CEO

Date	5-31-06	Date	June 6, 2006

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